Limited Signatory Authorization

I, David G. Boucher, do hereby grant Kristi P. Nelson, Secretary of Pomeroy IT Solutions, Inc. (“Pomeroy”), the limited authority to sign my name, for and on my behalf, on the FORM 4 that will be filed with the United States Securities and Exchange Commission on or before the end of the second business day following the Restricted Stock Award made to me by Pomeroy IT Solutions, Inc., a Delaware corporation, on May 29, 2008,  incident to my service as a duly elected Director of Pomeroy.

By: /s/ David G. Boucher

Print Name: David G. Boucher

Date: 05/23/2008